UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2009

XFORMITY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Colorado	0-23391	84-1434313
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

4100 Spring Valley Road, Suite 800, Dallas, Texas  75244
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (972) 661-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

The following sets forth the information required by Item 701 of Regulation S-K with respect to the unregistered sales of equity securities by XFormity Technologies, Inc., a Colorado corporation (the "Company"):

a.           Effective August 12, 2009, the Board of Directors of the Company approved the grant and issuance of options exercisable to purchase an aggregate of 250,000 shares of common stock. The options are exercisable until August 12, 2016 (the “Expiration Date”) at an exercise price equal to $0.08 per share (the “Exercise Price”), which was equal to 100% of the closing market price of the Company’s common stock, as quoted on the OTC Electronic Bulletin Board, on the grant date.  All of the options vest immediately as of the date of the grant  The options were granted and issued under the Company’s 1999 Equity Incentive Plan (the “Plan”) and are subject to the terms and conditions of the Plan.

b.           The options were granted to one person, a directors as set forth below:
:
    Name                                                                Title                                Number of Options Granted
    Farsheed Ferdowsi                                      Director                                              250,000

c.        No fees or commissions were paid in connection with the option grants.

 d.     The issuance of the options was undertaken without registration under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act set forth in Section 4(2).  The options, which were taken for investment purposes and not for resale, were subject to restrictions on transfer. The options were “restricted securities” within the meaning of Rule 144 under the Securities Act and the certificated evidencing same bore the Company’s customary restrictive legend. We did not engage in any public advertising or general solicitation in connection with this transaction, and we provided each optionee with an opportunity to investigate all aspects of our business, including providing each investor with an opportunity to review our reports filed with the Securities and Exchange Commission.

e.	Not applicable.

f.	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XFormity Technologies, Inc.(Registrant)

Dated: October 29, 2009	/s/ Chris Ball, Chief Executive Officer _______________________